EXHIBIT (a)(1)(i)

BEBE STORES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 9:00 P.M. PACIFIC TIME ON SEPTEMBER 29, 2009
UNLESS THIS OFFER IS EXTENDED

bebe stores, inc., which is sometimes referred to herein as “the Company,” “bebe,” “our,” “us” or “we,” is offering eligible employees and non-employee directors (“eligible individuals”) the opportunity to exchange certain outstanding options to purchase shares of our common stock for replacement options to purchase a lesser number of shares of our common stock.  We expect to grant the replacement options as of the date we cancel the options accepted for exchange (the “replacement grant date”), which will be the expiration date of this offer.  We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock For Replacement Options (this “Offer to Exchange”) and in the related Election Concerning Exchange of Stock Options form (the “Election Form” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

Options eligible for exchange (“eligible options”) are those that:

•                  have an exercise price greater than $10.74 per share, which is the 52-week high closing trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer;

•                  have an expiration date after the expiration date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009; and

•                  were granted under our 1997 Stock Plan, as amended and restated (the “Plan”).

An option will not be an eligible option (and any election with regard to such option will be disregarded) if the per share exercise price of the option is less than the per share closing trading price of our common stock on the expiration date of the Offer, as reported by the Nasdaq Global Select Market.

You are eligible to participate in the Option Exchange only if you:

•                  are an employee or a non-employee director of bebe or any of our majority-owned subsidiaries on September 1, 2009 and remain an employee or non-employee director through the replacement grant date; and

•                  hold at least one eligible option on September 1, 2009.

The outstanding options that you hold under our Plan give you the right to purchase shares of our common stock by paying the applicable exercise price of those options.  Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios. The following exchange ratios for the Option Exchange (that is, how many shares subject to existing options an eligible individual must surrender in order to receive one share subject to a replacement option) were determined using the Black-Scholes option pricing model and are based on, among other things, the closing trading price per share of our common stock on August 31, 2009 and the exercise prices of the eligible options. We chose to use this model to derive exchange ratios that were intended to be cost neutral to bebe (other than immaterial incremental compensation expense that results from fluctuations in our stock price). Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.  The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

i

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$10.75-$14.99	1.14	1
$15.00-$19.99	1.84	1
$20.00 and above	2.06	1

If you are eligible to participate, you must exchange all or none of your eligible options that were granted to you on a single grant date (and with the same grant number).  If you have previously exercised a portion of your options granted on a single grant date (and with the same grant number), only the portion of options which have not yet been exercised will be eligible to be exchanged.

All eligible options that we accept pursuant to the Option Exchange will be cancelled as of the expiration date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009, and options elected for exchange will no longer be exercisable after that time.  We will grant the replacement options under the Plan as of the replacement grant date; provided, you remain an eligible employee or a non-employee director of bebe or one of our majority-owned subsidiaries through the replacement grant date.  Based on this current schedule, the exercise price of the replacement options will be the closing trading price of our common stock on the Nasdaq Global Select Market on September 29, 2009.

The replacement options will:

•                  have an exercise price equal to the per share closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date;

•                  vest and become exercisable beginning one year from the replacement grant date, depending upon continued service with bebe or any of our majority-owned subsidiaries.  This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested.  Replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date; provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest date.  Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows1: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option; in all cases, provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest dates;

•                  have a seven year term subject to earlier expiration of the option following termination of service of the optionee; and

•                  be non-qualified stock options regardless of whether the eligible options cancelled in exchange therefor were incentive stock options or non-qualified stock options.

The replacement options will have the terms and be subject to the conditions as provided for in the Plan. The terms and conditions of the replacement options will be similar to cancelled options that were granted under the Plan, except as set forth in the bullet points above.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options.  You must make your own decision regarding whether to elect to exchange your options.  See the section titled “Risk Factors” for information about risks and uncertainties that you should consider before exchanging your eligible options.

1  Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange.  This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “bebe.” On August 31, 2009, the closing trading price of our common stock as quoted on the Nasdaq Global Select Market was $7.63 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of August 25, 2009, eligible options outstanding under the Plan were exercisable for approximately 2,058,475 shares of our common stock, or approximately 2.37% of the total shares of our common stock outstanding as of August 25, 2009.

IMPORTANT

The Election Form is available at https://bebe.equitybenefits.com.  To participate, you must complete and submit the electronic Election Form in accordance with its instructions no later than 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended.  You will receive a confirmation by e-mail within 48 hours of your election to participate.  If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer.  The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.  If you have technical difficulties with this site, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630 to arrange an alternate mode of election.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BEBE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.  BEBE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY BEBE.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF BEBE OR ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW.  NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

BEBE RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE PLAN AND IN CONNECTION WITH THIS OFFER DOES NOT IN ANY WAY OBLIGATE BEBE TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN THE FUTURE.  THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

OPTION EXCHANGE PROGRAM

TABLE OF CONTENTS

SUMMARY TERM SHEET (“FREQUENTLY ASKED QUESTIONS”)		1
RISK FACTORS		10
THIS OFFER		12
1.	ELIGIBILITY; NUMBER OF OPTIONS; EXPIRATION TIME	12
2.	PURPOSE OF THIS OFFER	13
3.	PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS	15
4.	WITHDRAWAL RIGHTS	16
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF REPLACEMENT OPTIONS	16
6.	CONDITIONS OF THIS OFFER	17
7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	18
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS	19
9.	INFORMATION CONCERNING BEBE	23
10.	INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	24
11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER	25
12.	AGREEMENTS; LEGAL MATTERS; REGULATORY APPROVALS	26
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	26
14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT	27
15.	FEES AND EXPENSES	28
16.	ADDITIONAL INFORMATION	28
17.	MISCELLANEOUS	29
SCHEDULE A	A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BEBE STORES, INC.

SUMMARY TERM SHEET

(“FREQUENTLY ASKED QUESTIONS”)

The following are answers to some of the questions that you may have about this Offer.  We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange and the Election Form.  Where applicable, we have included section references to the remainder of this Option Exchange where you can find a more complete description of the topics in this question and answer summary.  We recommend that you consult with your personal financial and tax advisors before deciding whether to participate in this Offer.  Please review this summary term sheet, the remainder of this Offer to Exchange and the Election Form to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.               Exchange Design.

2.               Administrative/Timing of Program.

3.               Other Important Questions.

Exchange Design

1.                       What is the Option Exchange program?

The Option Exchange program, or this Offer, is a one-time offer by bebe to allow eligible individuals to exchange their outstanding options that have an exercise price greater than $10.74 per share (which is the 52-week closing high trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer) and that have an expiration date after the expiration date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009, for new stock options (referred to as replacement options).  An option will not be an eligible option (and any election with regard to such option will be disregarded) if the per share exercise price of the option is less than the per share closing trading price of our common stock on the expiration date of the Offer, as reported by the Nasdaq Global Select Market.

The number of replacement options that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under question 3.  The replacement options will be granted as of the date we cancel the options accepted for exchange, which will be the expiration date of this Offer, and which we also refer to as the replacement grant date.  The replacement options will have the terms and be subject to the conditions as provided for in the Plan. The terms and conditions of the replacement options will be similar to cancelled options that were granted under the Plan, except that: (i) the replacement options will be granted as of the date that the tendered options are cancelled; (ii) the replacement options will vest and become exercisable beginning one year from the replacement grant date, dependent upon continued service with bebe or any of our majority-subsidiaries, with the following vesting schedule: (a) replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date; provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest date and (b) replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows1: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option; in all cases, provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest dates; (iii) the exercise price of the replacement option will be the closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date;

1 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

(iv) the number of shares underlying the replacement options will be determined pursuant to the exchange ratios as described below; (v) the replacement options will have a seven year term, subject to earlier expiration of the option following termination of your service with bebe or any of our majority-owned subsidiaries and (vi) the replacement options will be non-qualified stock options regardless of whether the eligible options cancelled in exchange therefor were incentive stock options or non-qualified stock options.  (See Section 1 of “This Offer” below for additional information.)

2.                       Why are we making this Offer?

We are making this Offer because a considerable number of eligible individuals have stock options with exercise prices significantly above the recent trading prices of our common stock.  These options were originally granted to give employees and non-employee directors a stake in the growth and success of our Company and to provide them with an additional financial incentive to stay with bebe.  This Option Exchange program is VOLUNTARY and will allow eligible individuals to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of existing options. We intend that this Option Exchange program will enable our employees and non-employee directors to improve their overall position in their stock option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide eligible individuals with the compensatory benefit of owning options that over time may have a greater potential to increase in value.  In addition, we intend to create better performance incentives for the eligible individuals and thereby maximize stockholder value. (See Section 2 of “This Offer” below for additional information.)

3.                       How does this Offer work?

We are offering to exchange outstanding eligible options that have an exercise price greater than $10.74 per share and an expiration date after the expiration date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009, for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratios described below.  The outstanding options that you hold give you the right to purchase shares of our common stock by paying the applicable exercise price of those options.  Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

If you are eligible to participate, you must exchange all or none of your eligible options that were granted to you on a single grant date (and with the same grant number).  If you have previously exercised a portion of your options granted on a single grant date (and with the same grant number), only the portion of options which have not yet been exercised will be eligible to be exchanged.

Replacement options will be granted at an exercise price equal to the closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date.  Participating in the Option Exchange program requires an eligible individual to make a voluntary election to tender eligible options before 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended, after which time such election will be irrevocable.

The following exchange ratios for the Option Exchange (that is, how many shares subject to existing options an employee or non-employee director must surrender in order to receive one share subject to the replacement option) were determined using the Black-Scholes option pricing model and are based on, among other things, the sales price per share of our common stock on August 31, 2009 and the exercise prices of the options eligible for exchange.  We chose to use this model to derive exchange ratios that were intended to be cost neutral to bebe (other than immaterial incremental compensation expense that results from fluctuations in our stock price). Replacement options calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$10.75-$14.99	1.14	1
$15.00-$19.99	1.84	1
$20.00 and above	2.06	1

Example

To illustrate how the exchange ratios work, assume that you have three existing options each for 300 shares with corresponding exercise prices of: $1.00, $12.00 and $30.00.

If you elect to participate in the Offer:

(a)                                 You will only be able to elect to exchange the two existing options with exercise prices of $12.00 and $30.00.

(b)                                You will not be able to exchange your existing option with an exercise price of $1.00 because the exercise price is below $10.75.

Under these facts, the table below shows the number of options subject to each replacement option you would receive were you to participate in the Offer:

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option	Exchange Ratio	Shares Subject to Replacement Option
$12.00	300	1.14 for 1	263
$30.00	300	2.06 for 1	145
Total	600		408

Replacement options will vest, or become exercisable, beginning one year from the replacement grant date. This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested.  Replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date.  Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows2: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option; in all cases, provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest dates.

4.                       What options are eligible for this Offer?

Options eligible for exchange are those that:

•                  have an exercise price greater than $10.74 per share;

•                  have an expiration date after the expiration date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009; and

2 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

•                  were granted under the Plan.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if the per share exercise price of the option is less than the per share closing trading price of our common stock on the expiration date of the Offer, as reported by the Nasdaq Global Select Market.

(See Section 1 of “This Offer” below for more information.)

5.                       Who is eligible to participate in this Offer?

You are eligible to participate in this Offer (“eligible individual”) only if you:

•                  are an employee or a non-employee director of bebe or any of our majority-owned subsidiaries on September 1, 2009 and remain an employee or a non-employee director through the replacement grant date; and

•                  hold at least one eligible option on September 1, 2009.

6.                       What if I leave bebe before the replacement grant date?

If you no longer are employed with or provide service to bebe or any of our majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before the replacement grant date, you will not be able to participate in this Offer.  ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF BEBE OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER.  YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS, TO THE EXTENT THAT THEY ARE VESTED. (See Sections 1 and 5 of “This Offer” below for additional information.)

7.                       Why can’t bebe just reprice my existing options?

In 1998, the Financial Accounting Standards Board adopted policies that create unfavorable accounting charge consequences for companies that reprice options. If we were simply to reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 11 of “This Offer” below for additional information.)

8.                       Why can’t you just grant additional options to me?

Because of the large number of options with exercise prices greater than $10.74, which is the 52-week high closing trading price of our common stock as quoted on the Nasdaq Global Select Market, an additional grant of new options to all of these option holders would have a severe negative effect on our stock dilution and would significantly increase the number of our outstanding shares.

9.                       Why aren’t the exchange ratios set at one-for-one?

The exchange ratios were determined using the Black-Scholes option pricing model and are based on, among other things, the closing trading price per share of our common stock on August 31, 2009.  We chose to use this model to derive exchange ratios that were intended to be cost neutral to bebe (other than immaterial incremental compensation expense that results from fluctuations in our stock price). As an eligible individual, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the per share closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date.

10.                If I participate, what will happen to my exchanged options?

Options that you elect to exchange will be cancelled as of September 29, 2009, unless this Offer is extended, in which case such options will be cancelled as of the expiration date of this Offer, as extended.  (See Section 11 of “This Offer” below for additional information.)

11.                What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.

12.                What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Section 6 of “This Offer” below.  This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange.  (See Section 6 of “This Offer” below for additional information.)

Administrative/Timing of Program

13.                How do I participate in this Offer?

If you currently hold outstanding options that are eligible for the Option Exchange, you will receive an e-mail or letter with instructions on how to log into the Option Exchange website.  The URL for this site is https://bebe.equitybenefits.com.

This site contains information about your eligible options and provides instructions on how to submit your outstanding options for exchange. To participate, you must complete and submit the electronic Election Form no later than 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended. You will receive confirmation by e-mail within 48 hours of your election to participate. If you have technical difficulties with this site, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630 to arrange an alternate mode of election.  (See Section 3 of “This Offer” below for additional information.)

14.                How do I find out the details about my existing stock options?

Information on your eligible options will be provided to you with this Offer on the Option Exchange website located at https://bebe.equitybenefits.com. In addition, you can contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630 for the current status of your options.

15.                What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended. This means that your completed Election Form must be submitted before that time. Within 48 hours after receipt of your completed electronic Election Form, you will receive a confirmation by e-mail.  If you have arranged an alternate method of submission by contacting the Option Exchange Helpdesk, you will receive confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed Election Form. We may, in our discretion, extend this Offer; such extension is unlikely and we cannot assure you that this Offer will be extended or, if extended, for how long.  If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next U.S. business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must deliver your Election Form before the extended expiration of this Offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn.  Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly elected for exchange as of September 29, 2009. (See Section 3 of “This Offer” below for additional information.)

16.                What will happen if I do not turn in my Election Form by the deadline?

If you do not turn in your Election Form by the deadline, then you will not participate in this Offer, and all stock options currently held by you will remain outstanding at their original exercise price and original terms. (See Section 1 of “This Offer”  below for additional information.)

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

17.                During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time before 9:00 p.m. Pacific Time on September 29, 2009.  If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new Election Form in a valid manner selecting your revised choices, and we must receive the new Election Form before the expiration of the Offer.  To withdraw your previously submitted election (i.e., choosing not to participate in the Offer), submit a new Election Form that does not select any options.  You will receive an e-mail confirming your new election.  It is your responsibility to confirm that we have received your correct Election Form before the deadline.  In all cases, the last Election Form submitted and received prior to the expiration of the Offer will prevail.  (See Section 4 of “This Offer” below for additional information.)

AFTER THE EXPIRATION OF THE OFFER, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

18.                Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged.  If you have previously exercised a portion of your eligible options granted on a single grant date (and with the same grant number), only the portion of those options which have not yet been exercised will be eligible to be exchanged.

19.                Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you on the same grant date and with the same grant number) will be exchanged and cancelled.

20.                Can I exchange both vested and unvested options?

Yes.  You can exchange eligible options, whether or not they are vested.

21.                What will be my new option exercise price?

The exercise price for the replacement options will be the closing trading price per share of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date.  (See Sections 1 and 2 of “This Offer” below for additional information.)

22.                When will I receive my replacement option?

We will grant the replacement options as of the date we cancel options elected for exchange.  If we cancel options elected for exchange as of September 29, 2009, which is the expected expiration date of this Offer, the replacement grant date of the replacement options will also be September 29, 2009. If this Offer is extended beyond September 29, 2009, then the replacement options will be granted as of the expiration date of the extended Offer.  (See Section 8 of “This Offer”  below for more information.)

23.                When will the replacement options appear in my stock options statement?

The replacement options should be reflected in your stock options statement within 30 to 45 days after the replacement grant date.

24.                When will the replacement options vest?

Replacement options will vest, or become exercisable, beginning one year from the replacement grant date. This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested.  Replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date.  Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows3: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares

3 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option.

Vesting and exercise of replacement options are dependent upon continued service with bebe or any of our majority-owned subsidiaries.  Replacement options are subject to the terms and conditions as provided for in the Plan and will be forfeited if not vested at time of termination of service. (See Section 8 of “This Offer”  below for additional information.)

25.                What will be the terms and conditions of my replacement options?

The replacement options granted under the Option Exchange will have the terms and be subject to the conditions as provided for in the Plan.  The terms and conditions of the replacement options will be similar to cancelled options that were granted under the Plan, except that: (i) the replacement options will be granted as of the date that the tendered options are cancelled; (ii) the replacement options will vest and become exercisable beginning one year from the replacement grant date, dependent upon continued service with bebe or any of our majority-subsidiaries, with the following vesting schedule: (a) replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date; provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest date and (b) replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows4: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option; in all cases, provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest dates; (iii) the exercise price of the replacement option will be the closing trading price of our common stock on the replacement grant date; (iv) the number of shares underlying the replacement options will be determined pursuant to the exchange ratios as described in question 3 above; (v) the replacement options will have a seven year term, subject to earlier expiration of the option following termination of your service with bebe or any of our majority-owned subsidiaries and (vi) the replacement options will be non-qualified stock options regardless of whether the eligible options cancelled in exchange therefor were incentive stock options or non-qualified stock options.

You are encouraged to consult the Plan for complete information about the terms of the replacement options, which is available electronically at the SEC’s Internet site at http://www.sec.gov or by contacting bebe’s Legal Department, Attention: Jennifer Porter, Legal Assistant, at 400 Valley Dr., Brisbane, California 94005 or at jporter@bebe.com. (See Section 8 of “This Offer” below for additional information.)

26.                What if my employment or service with bebe is terminated after the replacement options are granted?

If your employment or service with bebe is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option. (See Section 8 of “This Offer” below for additional information.)

27.                What happens if bebe is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

4 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

The replacement options will have the same change in control provisions as those governing your eligible options because the replacement options and eligible options are granted under the Plan.  To obtain detailed change in control provisions governing your current options, you can refer to the Plan, which is available electronically at the SEC’s Internet site at http://www.sec.gov or by contacting bebe’s Legal Department, Attention: Jennifer Porter, Legal Assistant, at 400 Valley Dr., Brisbane, California 94005 or at jporter@bebe.com.  The Plan’s prospectus is available upon request by contacting bebe’s Legal Department, Attention: Jennifer Porter, Legal Assistant, at 400 Valley Dr., Brisbane, California 94005 or at jporter@bebe.com.

28.                What happens if bebe is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  This could include withdrawing this Offer, in which case your stock options will remain outstanding at their original exercise price and original terms, and you will not receive replacement options pursuant to this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock.  Depending on the structure and terms of such a transaction, eligible individuals who elect to participate in this Offer might be deprived of some of the benefit of any appreciation in price of our common stock resulting from the change in control transaction.  For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction.  As a result of such a transaction, it is possible that the exercise price of the replacement options may be higher than you might otherwise anticipate.  In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer.  (See Section 2 of “This Offer” below for additional information.)

29.                Are there other circumstances where I would not be granted replacement options?

Yes.  Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained.  We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained.  In addition, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if certain events have occurred.  (See Sections 6 and 12 of “This Offer” below for additional information.)

30.                After the replacement grant date, what happens if my options end up underwater again?

We are conducting this Offer at this time considering the stock market conditions that have affected many companies throughout the United States.  This is a one-time offer that we do not expect to make again in the future.  The price of our common stock may appreciate over the long term, even if your options become underwater after the replacement grant date, or it may go down.  WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of “This Offer” below for additional information.)

Other Important Questions

31.                What are the tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted.  If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you.  Tax consequences may vary depending on each individual’s circumstances.  Included as part of this Option Exchange are disclosures regarding the material federal tax consequences of this Offer in the United States and in countries other than the United States.  You should review these disclosures carefully before deciding whether or not to participate in this Offer.  (See Section 13 of “This Offer” and Schedule A below for additional information.)

32.                How should I decide whether or not to participate?

The decision to participate must be each individual’s personal decision, and it will depend largely on each optionee’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own stock price, and our business.

We understand that this will be a challenging decision for all eligible individuals. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE.   (See “Risk Factors” and Section 17 of “This Offer” below for additional information.)

33.                What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.  Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

34.                What are some of the potential risks if I choose to exchange my outstanding eligible options?

There are several potential risks that you should be aware of in deciding whether you should elect to exchange or refrain from exchanging your options, including the risk that, at some point in the future, your exchanged eligible options would have been economically more valuable than the replacement options granted pursuant to this Offer.  (See “Risk Factors” below for additional information.)

35.                Who can I talk to if I have questions regarding this Offer?

The following are available to assist you with information and instructions:

Stock Option Exchange Website: https://bebe.equitybenefits.com

or

Address Questions to the Stock Option Helpdesk at bebe@sos-team.com or the Stock Option Helpline at (408) 754-4630.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended April 4, 2009, filed with the SEC, highlight the material risks related to bebe which may impact your decision of participating in this Offer. You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to in this Offer to Exchange include “forward-looking statements.”  Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions are forward-looking statements. Forward-looking statements include statements about our expected results of operations, capital expenditures and store openings, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange.  Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that our goals will be achieved.  We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.  The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to in this Offer to Exchange, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

Risks Related to This Offer

If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled options might have been worth more than the replacement options that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the eligible options surrendered, it is possible that, at some point in the future, if our stock price increases past a certain point, your exchanged eligible options would have been economically more valuable than the replacement options granted pursuant to this Offer.

Any replacement options you receive in this Offer will have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your employment or service with us terminates during the new vesting period, or if the replacement options otherwise terminate prior to your being fully vested in them, you might have been better off if you had continued holding the eligible options rather than exchanging them for replacement options.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to at least a one-year vesting schedule. This means that you will be required to continue providing service to the Company for at least one year after the date on which your replacement option is granted in order to be fully or partially vested in the replacement option. If your employment or service terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option. The unvested portion of your replacement option may terminate under certain other circumstances prior to its being fully vested, including if the Company were to be acquired.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option that you surrendered in this Offer, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than have surrendered it for the lower-priced replacement option with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee or non-employee director of the Company. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the replacement options or thereafter.

If we are acquired by or merge with another company, your cancelled options might be worth more than the replacement options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in this Offer might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this Offer and retained their eligible options.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this Option Exchange. Schedule A discusses the tax consequences of participating in this Offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 and our Annual Report on Form 10-K for the year ended July 5, 2008 and also the other information provided in this Option Exchange and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Offer - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1.                                      Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Option Exchange, we will exchange eligible options for replacement options to purchase common stock granted under the 1997 Stock Plan (the “Plan”), and that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer before the “expiration time,” as defined below.

You are eligible to participate in this Offer (an “eligible individual”) only if you:

•                  are an employee or a non-employee director of bebe or any of our majority-owned subsidiaries on September 1, 2009 and remain an employee or a non-employee director through the grant date of the replacement options (the “replacement grant date”); and

•                  hold at least one eligible option on September 1, 2009.

The outstanding options that you hold under the Plan give you the right to purchase shares of our common stock by paying the applicable exercise price of those options.  Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange eligible options, you will not be eligible to receive replacement options unless you continue to be employed by or provide services to bebe or any of our majority-owned subsidiaries through the grant date of the replacement options.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF BEBE OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER.  YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option) under the Plan that have an exercise price greater than $10.74 per share (which is the 52-week high closing trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer) and an expiration date after the expiration date of this Offer (currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009).  An option will not be an eligible option (and any election with regard to such option will be disregarded) if the per share exercise price of the option is less than the per share closing trading price of our common stock on the expiration date of the Offer, as reported by the Nasdaq Global Select Market.  If you have previously exercised a portion of your options granted on a single grant date (and with the same grant number), only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of replacement options determined using the exchange ratios set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the Plan.

The table below shows the number of shares of our common stock subject to your existing outstanding options that you must exchange for each share of common stock subject to the replacement option (the “exchange ratios”), based on the grant price of the existing outstanding option:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$10.75-$14.99	1.14	1
$15.00-$19.99	1.84	1
$20.00 and above	2.06	1

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Eligible options granted under the Plan and exchanged for replacement options will be replaced with options granted under the Plan.  The replacement options will have the terms and be subject to the conditions as provided for in the Plan.  The replacement options will have a new grant date, a new exercise price, a new vesting schedule; they will cover a fewer number of shares of our common stock, have a new expiration date and be non-qualified stock options.

The per share exercise price of the replacement options will be equal to the closing trading price per share of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date.

The term “expiration time” means 9:00 p.m. Pacific Time on September 29, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this Offer, as so extended, expires.  See Section 14 of this Option Exchange for a description of our rights to extend, delay, terminate and amend this Offer.

If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:

(a)          we increase or decrease the amount of consideration offered for the options;

(b)         we decrease the number of options eligible to be elected for exchange in this Offer; or

(c)          we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14 of this Option Exchange, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.                                      Purpose of this Offer.

We granted the options outstanding under the Plan to promote our long-term growth and success and the creation of stockholder value by giving employees and non-employee directors a stake in the growth and success of our Company and to provide them with additional financial incentive to stay with bebe.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock.  We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose.  By making this Offer to exchange outstanding options for replacement options that will have an exercise price equal to the per share closing trading price of our common stock on the replacement grant date, we intend to provide eligible individuals with the compensatory benefit of holding options that over time may have a greater potential to increase in value.  In addition, we intend to create better performance incentives for employees and non-employee directors and thereby maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE PROGRAM WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock.  If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease).  The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the replacement grant date.  You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  This could include withdrawing this Offer.  If we were to withdraw this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Further, our Board of Directors recently approved a 50% decrease to the dividend rate for the first quarter of fiscal year 2010.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a)       any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)      any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)       any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)      any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(e)       any other material change in our corporate structure or business;

(f)         our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)      our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)      the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)          the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(j)          any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.                                      Procedures for Electing to Exchange Options.

Proper Exchange of Options.  If you currently hold outstanding options that are eligible for this Offer, you will receive an e-mail or letter with instructions on how to log into the stock option exchange website.  The URL for this site is https://bebe.equitybenefits.com.

This site will contain information about your eligible options and provide instructions on how to submit your outstanding options for exchange.  To validly elect to exchange your options pursuant to this Offer, you must, in accordance with the terms of the electronic Election Form, complete and submit the electronic Election Form no later than 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended.  You will receive a confirmation by e-mail within 48 hours of your election to participate.

If you have technical difficulties with the Offer website, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630 to arrange an alternate mode of election.  If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Option Exchange Program via facsimile at (408) 904-7079 before 9:00 p.m. Pacific Time on September 29, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Option Exchange Helpdesk via e-mail at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630.

If you do not turn in your Election Form by the expiration time, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

To change your previously submitted election, you must submit a new Election Form in a valid manner selecting your revised choices, and we must receive the new Election Form no later than 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange.  Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made.  We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election.  If we waive any of the conditions of this Offer we will do so for all option holders.  No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer.  OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly elected options that have not been validly withdrawn.

4.                                      Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time before the expiration time, which we currently expect to be 9:00 p.m. Pacific Time on September 29, 2009.  If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer.

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options (i.e., choosing not to participate in this Offer), you must submit a new Election Form that does not select any options and submit the new Election Form no later than 9:00 p.m. Pacific Time on September 29, 2009, unless this Offer is extended.  If you have technical difficulties with the Offer website, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630 to arrange an alternate mode of withdrawal.  If you are not able to submit your withdrawal electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Option Exchange Program via facsimile at (408) 904-7079 before 9:00 p.m. Pacific Time on September 29, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Option Exchange Helpdesk via e-mail at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630.

Providing us with a properly completed and validly submitted new Election Form that does not select any options will constitute a proper notice of withdrawal.  It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your elected options before the expiration time.  If you elect to withdraw options, you must withdraw all or none of the outstanding options granted to you on the same grant date (and with the same grant number).

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange those options and submit the new Election Form selecting your revised choices before the expiration time by following the procedures described in Section 3.

Neither bebe nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.                                      Acceptance of Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time.  Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options as of the expiration date of this Offer, and you will be granted replacement options as of the replacement grant date. The replacement grant date will be the date we cancel the options accepted for exchange.

If you are no longer an employee or non-employee director with bebe or any of our majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason as of the replacement grant date, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF BEBE OR ANY OF OUR MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER.  YOU WILL RETAIN

YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, e-mail or letter.

6.                                      Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after September 1, 2009 and prior to the expiration time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a)          there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the grant of replacement options;

(b)         there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)                               make the acceptance for exchange of, or grant of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)                            delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii)                         materially and adversely affect the business, condition (financial or other), income, operations or prospects of bebe;

(c)          there shall have occurred:

(i)                               any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)                            the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)                         the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)                        any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)                           any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of bebe or on the trading in our common stock;

(vi)                        in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii)                     any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 1, 2009;

(d)         a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)                               any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 1, 2009;

(ii)                            any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 1, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)                         any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;

(e)          any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f)            any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of bebe that, in our reasonable judgment, is or may have a material adverse effect on bebe.

The conditions to this Offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time.  We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our reasonable discretion, whether or not we waive any other condition to this Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

7.                                      Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “bebe.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq Global Select Market.

	HIGH	LOW

Fiscal Year Ended July 5, 2008
First Quarter	$16.69	$12.35
Second Quarter	$15.19	$11.71
Third Quarter	$13.83	$9.01
Fourth Quarter	$11.66	$9.34

Fiscal Year Ended July 4, 2009
First Quarter	$11.26	$8.56
Second Quarter	$9.07	$4.57
Third Quarter	$7.59	$4.59
Fourth Quarter	$9.50	$6.40

As of August 31, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Select Market, was $7.63 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.                                      Source and Amount of Consideration; Terms of Replacement Options.

Consideration.  We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the Plan, in exchange for outstanding eligible options properly elected for exchange and accepted by us.  The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the Plan.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you must exchange for each share of common stock subject to the replacement option, based on the grant price of the existing outstanding option:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Option To Be Granted
$10.75-$14.99	1.14	1
$15.00-$19.99	1.84	1
$20.00 and above	2.06	1

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of August 25, 2009, there were outstanding eligible options to purchase an aggregate of 2,058,475 shares of the Company’s common stock.  If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratios set out above, the number of shares underlying such replacement options would be approximately 1,352,567.

Terms of Replacement Options.  The replacement options will have the terms and be subject to the conditions as provided for in the Plan.  The terms and conditions of the replacement options will be similar to the cancelled options that were granted under the Plan, except that: (i) the replacement options will be granted as of the date that the tendered options are cancelled; (ii) the replacement options will vest and become exercisable beginning one year from the replacement grant date, dependent upon continued service with bebe or any of our majority-subsidiaries, with the following vesting schedule: (a) replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date; provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest date and (b) replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows5: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option; in all cases, provided, you remain an employee or a non-employee director of bebe or any of our majority-owned subsidiaries through the applicable vest dates; (iii) the exercise price of the replacement option will be the closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date; (iv) the number of shares underlying the replacement options will be determined pursuant to the exchange ratios as described below; (v) the replacement options will have a seven year term, subject to earlier expiration of the option following termination of your service with bebe or any of our majority-owned subsidiaries and (vi) the replacement

5 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

options will be non-qualified stock options regardless of whether the eligible options cancelled in exchange therefor were incentive stock options or non-qualified stock options.

The terms and conditions of your existing options are set forth in the Plan.  The description of the replacement options set forth herein is only a summary of some of the material provisions of the Plan, but is not complete.  These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Plan.  Information regarding the Plan may be found in the S-8 Registration Statements and related prospectus prepared by us in connection with the Plan.  A copy of the Plan is available electronically at the SEC’s Internet site at http://www.sec.gov or upon request by contacting bebe’s Legal Department, Attention: Jennifer Porter, Legal Assistant, at 400 Valley Dr., Brisbane, California 94005 or at jporter@bebe.com.  The Plan prospectus is available upon request by contacting bebe’s Legal Department, Attention: Jennifer Porter, Legal Assistant, at 400 Valley Dr., Brisbane, California 94005 or at jporter@bebe.com.  Copies will be provided promptly at our expense.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF THE COMPANY OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise.  Generally, you may exercise the vested portion of your replacement option at any time.  If, however, your employment or service with bebe or any of our majority-owned subsidiaries terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option.

U.S. Federal Income Tax Consequences of Options. You should refer to Section 13 for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the new stock options under this Offer.  You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Shares.  All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission.  Unless you are considered an “affiliate” of bebe, you will be able to sell shares you obtain by exercising your options free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

1997 Stock Plan

Authorized Shares.  The shareholders have previously authorized the reservation of an aggregate of 22,113,750 shares. If any outstanding award expires, terminates or is canceled, or if shares acquired pursuant to an award are repurchased by the Company, the expired or repurchased shares are returned to the Plan and again become available for grant. However, no more than 21,613,750 shares will be available under the Plan for issuance upon the exercise of stock options, as defined in Section 422 of the Internal Revenue Code, regardless of whether any of such shares are subsequently repurchased. Appropriate adjustments will be made to the number of shares reserved under the Plan, the share limit affecting stock options, the Section 162(m) grant limit described below and the number of shares and exercise price under each outstanding award in the event of any stock dividend, combination or consolidation, recapitalization, a spin-off, a reclassification or similar change in the Company’s capital structure.

Section 162(m) Grant Limit.  In order to preserve the Company’s ability to deduct compensation related to stock options granted under the Plan, no employee or prospective employee may be granted a stock option award for more than 1,687,500 shares in any fiscal year. This grant limit is intended to permit compensation received by certain executive officers in connection with options granted under the Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Administration.  The Plan will be administered by the Board of Directors or the Compensation and Management Development Committee, which, in the case of awards intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this discussion, the term “Board of Directors” refers to either the Board of Directors or such committee.) Subject to the provisions of the Plan, the Board of Directors will determine the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an incentive stock option or a non-qualified stock option, the timing and terms of exercisability and vesting of each award, the purchase price and the type of consideration to be paid to upon the exercise of each award, the time of expiration of each award, and all other terms and conditions of the awards. The Board of Directors may amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the exercisability or vesting of any award. The Board of Directors has the authority to interpret the provisions of the Plan and awards granted thereunder, and any such interpretation by the Board of Directors will be binding.

Eligibility.  Stock options, stock purchase rights and restricted stock unit awards may be granted under the Plan to employees, outside directors and consultants of the Company or any parent or subsidiary of the Company. In addition, stock options may be granted to prospective service providers in connection with written offers of employment. While any eligible person may be granted non-qualified stock options, only employees may be granted incentive stock options.

Terms and Conditions of Options.  Each option granted under the Plan will be evidenced by a written agreement between the Company and the optionee, specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of the Company’s common stock on the date of grant, while non-qualified stock options must have an exercise price that is not less than 85% of such fair market value, although our general practice has been to grant all options under the Plan with an exercise price equal to fair market value (except for certain performance based options). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Shareholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The Plan provides that the option exercise price may be paid in cash or cash equivalent, by surrender of previously acquired shares of Company common stock having a fair market value equal to the exercise price, or by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option. No option may be exercised unless the optionee has made adequate provision for the satisfaction of federal, state, local and foreign taxes, if any, relating to the exercise of the option. Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board of Directors. The maximum term of an incentive stock option granted under the Plan is 10 years, provided, however, that an incentive stock option granted to a 10% Shareholder must have a term not exceeding five years. Although the Plan does not provide for a limit on the term of a non-qualified stock option, our practice has been to grant non-qualified stock options with a term of ten years. Subject to the term of the option, an option generally will remain exercisable for three months following the optionee’s termination of service, except that if service terminates as a result of the optionee’s death or disability, the option generally will remain exercisable for twelve or six months, respectively, or if service is terminated for cause, the option will terminate immediately.

Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Non-qualified stock options granted under the Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

Stock Purchase Rights.  Each stock purchase right granted under the Plan will be evidenced by a written agreement between the Company and the purchaser. The purchase price for shares issuable under a stock purchase right will be established by the Board of Directors in its sole discretion but must have a purchase price that is not less than 85% of the fair market value of the shares. Any right to acquire shares pursuant to a stock purchase right automatically expires within thirty days after the grant of such right. Stock purchase rights may be granted by the

Board of Directors subject to such restrictions for such periods as determined by the Board of Directors and set forth in a written agreement between the Company and the purchaser, and the shares acquired pursuant to the award may not be sold or otherwise transferred until the restrictions lapse or are terminated. The purchaser must make adequate provisions for the satisfaction of federal, state, local or foreign taxes, if any, relating to the exercise of the stock purchase right.

Restricted Stock Units.  Each restricted stock unit award granted under the Plan will be evidenced by a written agreement between the Company and the participant. A restricted stock unit is a right granted to a participant to receive a share of stock on a date determined in accordance with the provisions of the Plan and restricted stock units agreement. No monetary payment will be required as a condition of receiving a restricted stock unit award, the consideration for which will be services rendered to the Company, a parent or subsidiary, or for its benefit. Restricted stock unit awards may be granted by the Board of Directors subject to such restrictions, including vesting conditions, for such periods as determined by the Board of Directors and set forth in a restricted stock units agreement between the Company and the participant. The participant will not have voting rights with respect to the shares of stock represented by restricted stock units until the date of issuance of such shares. If the participant’s service with the Company terminates, the participant will forfeit to the Company any restricted stock units which remain unvested as of that date. The Company will issue to a participant on the date on which restricted stock units vest or such other date determined by the Board of Directors and set forth in the participant’s award agreement, a number of whole shares of stock equal to the number of whole restricted stock units which are vested. Prior to issuance of the stock in settlement of a restricted stock unit award, the award is nontransferable other than by will or by the laws of descent and distribution.

Change in Control.  The Plan defines a “Change in Control” of the Company as (i) the consummation of a merger or consolidation with or into another entity or any other corporate reorganization, unless 50% or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were shareholders of the Company immediately prior to such merger, consolidation or other reorganization, in substantially the same proportions as their ownership interest of the Company stock prior to the transaction or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either continue or assume all outstanding options, stock purchase rights and restricted stock units or substitute substantially equivalent options or rights for its stock. If the outstanding options, stock purchase rights and restricted stock units are not continued, assumed or replaced, then all unexercised and unvested portions of such outstanding awards will become immediately exercisable and vested in full. Any stock options, stock purchase rights or restricted stock units which are not assumed in connection with a Change in Control or exercised prior to the Change in Control will terminate effective as of the time of the Change in Control.

Termination or Amendment.  The Plan will continue in effect until the earlier of its termination by the Board of Directors or the date on which all shares available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing awards granted under the plan have lapsed, provided that all incentive stock options must be granted within 10 years following the date on which the Board of Directors adopted the Plan or if the number of shares authorized for issuance under the Plan has been increased with the approval of the shareholders, within 10 years from the earlier of the latest such shareholder approval or the date on which the Plan was amended by the Board of Directors. The Board of Directors may amend, suspend or terminate the Plan at any time. However, without shareholder approval, the Board of Directors may not amend the Plan to increase the total number of shares of common stock issuable thereunder or change the class of persons eligible to receive incentive stock options. No termination or amendment may affect an outstanding award without the consent of the participant.

IMPORTANT NOTE.  THE STATEMENTS IN THIS OFFER CONCERNING THE PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE.  THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLAN.  PLEASE CONTACT US AT BEBE STORES, INC., 400 VALLEY DRIVE, BRISBANE, CALIFORNIA 94005 ATTN: LEGAL DEPARTMENT; OR CONTACT OUR LEGAL DEPARTMENT, ATTENTION: JENNIFER PORTER, LEGAL ASSISTANT, AT 400 VALLEY DR., BRISBANE, CALIFORNIA 94005 OR AT JPORTER@BEBE.COM TO RECEIVE A COPY OF THE PLAN OR PROSPECTUS.

9.                                      Information Concerning Bebe.

We design, develop and produce a distinctive line of contemporary women’s apparel and accessories. While we attract a broad audience, our target customer is a 18 to 34-year-old woman who seeks current fashion trends to suit her lifestyle. The “bebe look” appeals to a hip, sexy, sophisticated, body-conscious woman who takes pride in her appearance. The bebe customer expects value in the form of current fashion and high quality at a competitive price.

Our distinctive product offering includes a full range of separates, tops, dresses, active wear and accessories in the following lifestyle categories: career, evening, casual and active. We design and develop the majority of our merchandise in-house, which is manufactured to our specifications or is sourced directly from third party manufacturers.

bebe was incorporated under the laws of the state of California in 1976.  Our mailing address and executive offices are located at 400 Valley Drive, Brisbane, California 94005.  Our phone number is (415) 715-3900.  Unless otherwise indicated, references in this report to “bebe,” “our,” “us,” “we” and “the Company” include our majority-owned subsidiaries.  We make our filings with the SEC available on the Investor Relations page of our website, “www.bebe.com,” free of charge.

Additional Financial Information.  The following summary financial data is derived from our consolidated financial statements, as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended July 5, 2008 filed with the SEC on September 18, 2008, and our Quarterly Report on Form 10-Q for the period ended April 4, 2009, filed with the SEC on May 11, 2009, which is incorporated herein by reference.

Summary Consolidated Statements of Earnings and Balance Sheets
(In thousands, except per share amounts — unaudited)

	Fiscal Year Ended		Nine Months Ended	Nine Months Ended
	July 5, 2008	July 7, 2007	April 4, 2009	April 5, 2008
Consolidated Statements of Earnings:
Net Sales	$687,622	$670,912	$127,657	$151,729
Income (loss) from operations	79,369	105,257	$(8,455)	7,342
Income (loss) before income taxes	95,765	118,377	$(7,792)	12,567
Net income (loss)	$63,080	$77,278	$(5,045)	$8,348

Net income (loss) per share
Basic	$0.70	$0.83	$(0.06)	$0.09
Diluted	$0.69	$0.81	$(0.06)	$0.09

Weighted average shares outstanding
Basic	89,783	92,810	87,387	88,833
Diluted	91,089	94,973	87,387	90,115

	Fiscal Year Ended		Nine Months Ended
	July 5, 2008	July 7, 2007	April 4, 2008
Consolidated Balance Sheet:
Total current assets	$199,629	$465,869	$205,922
Total assets	597,763	607,028	573,126
Total current liabilities	62,248	62,257	58,601
Total liabilities	111,878	102,438	108,762
Total shareholder’s equity	$485,885	$504,590	$464,364

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is not meaningful because we have no debt or capital leases.

Book Value Per Share.  We had a book value per share of $5.33 as of April 4, 2009 (calculated using the book value as of April 4, 2009, divided by the number of outstanding shares of our common stock as of April 4, 2009).

See “Additional Information” under Section 16 for instructions on how you can obtain copies of our SEC reports.

10.                               Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Option Exchange as Schedule B.

As of August 25, 2009, our executive officers and non-employee directors (12 persons) as a group beneficially owned options outstanding under the Plan to purchase a total of approximately 2,640,778 shares of our common stock. This number represented approximately 51.75% of the shares subject to all options outstanding under the Plan as of that date.  As of August 25, 2009, of these outstanding options, 825,433 are eligible for exchange in this Offer.

Except for (i) outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Plan, (ii) a pledge agreement between Manny Mashouf and Morgan Stanley/Smith Barney pursuant to which Mr. Mashouf pledged 25 million shares of our common stock in connection with a line of credit and (iii) a pledge agreement between Mr. Mashouf and UBS pursuant to which Mr. Mashouf pledged four million shares of our common stock in connection with a line of credit, and except as otherwise set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person, directly or indirectly, with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of options outstanding as of August 25, 2009.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 5,103,373 as of August 25, 2009.

Name of Beneficial Owner	Number of Options Beneficially Owned	Percentage of Total Outstanding Options
Non-employee Directors
Barbara Bass	206,675	4.05%
Cynthia Cohen	172,925	3.39%
Corrado Federico	198,238	3.88%
Caden Wang	163,223	3.20%

Executive Officers (including the Employee Directors)
Manny Mashouf	—	0.00%
Walter Parks	469,894	9.21%
Barbara Wambach	913,323	17.90%
Kathy Fong-Lee	220,000	4.31%
Tara Poseley	100,000	1.96%
Susan Powers	40,000	0.78%
Larry Smith	125,000	2.45%
Amy Nichelini	31,500	0.62%

All directors and executive officers as a group (12 persons)	2,640,778	51.75%

The following table sets forth the stock and stock option transactions involving our executive officers and directors during the 60 days prior to and including September 1, 2009:

Transaction Date	Name	Type	Shares	Price
8/3/2009	Kathy Fong-Lee	Stock Option Grant	56,628	$7.60
8/3/2009	Kathy Fong-Lee	Stock Option Grant	147,372	$7.60
8/25/2009	Kathy Fong-Lee	Stock Option Grant	20,000	$7.67

During the 60 days prior to and including September 1, 2009, we granted options exercisable for an aggregate of 4,000 shares to employees.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by bebe, or to our knowledge, by any executive officer, director or affiliate of bebe. For more detailed information on the beneficial ownership of our common stock, you can consult the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement.

11.                               Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the expiration date of this Offer, and the shares subject to cancelled options granted under the Plan will be available for new grants under the Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we expect to recognize the incremental compensation cost, if any, of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to eligible individuals in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of service, the compensation cost for the forfeited portion of the award will not be recognized.

12.                               Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered for exchange is subject to conditions, including the conditions described in Section 6.

13.                               Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10).  THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the exchange offer for eligible optionholders subject to tax in the United States.  This discussion is based on the U.S. Internal Revenue Code (referred to in this document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations in effect of September 2009.  This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation.  Please refer to Schedule A of this document if you reside outside the U.S.

Federal Income Tax Consequences of the Offer

If you exchange eligible options for replacement options, your replacement options will be non-qualified stock options (regardless of whether the eligible options cancelled in exchange for the replacement options were incentive stock options or non-qualified stock options).  You will not recognize income for federal income tax purposes at the time of the exchange. If you are granted replacement options, you will not recognize income for federal income tax purposes upon the grant of the replacement options.

Upon the exercise of a non-qualified stock option, optionee must recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the acquired shares, determined at the date of exercise, over the exercise price of such option. The ordinary compensation income recognized by the optionee will be subject to tax withholding as wages, if applicable.

The optionee’s tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income recognized upon exercise. Assuming the acquired shares are held by the optionee as capital assets, any gain or loss on a sale or other disposition of the acquired shares will be treated as a capital gain or loss subject to federal income taxation at the applicable capital gains rate (determined by the holding period measured from the date of transfer of the acquired shares, or the date of exercise).

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU.  YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS.  PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.                               Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options by giving written notice of such extension to the option holders eligible to participate in the Option Exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the expiration time, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next U.S. business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service or Business Wire.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)                            we increase or decrease the amount of consideration offered for the options;

(b)                           we decrease the number of options eligible to be elected for exchange in this Offer; or

(c)                            we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

15.                               Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.                               Additional Information.

We recommend that, in addition to this Offer to Exchange and the Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a)                      bebe’s Annual Report on Form 10-K for the period ended July 5, 2008, filed with the SEC on September 18, 2008.

(b)                     bebe’s most recent Definitive Proxy Statement for its Annual Meeting of Stockholders.

(c)                      bebe’s Quarterly Report on Form 10-Q for the period ended April 4, 2009, filed with the SEC on May 11, 2009.

(d)                     bebe’s Quarterly Report on Form 10-Q for the period ended January 3, 2009, filed with the SEC on February 11, 2009.

(e)                      bebe’s Quarterly Report on Form 10-Q for the period ended October 4, 2008, filed with the SEC on November 10, 2008.

(f)                        bebe’s Current Reports on Form 8-K filed with the SEC on May 7, 2009, May 21, 2009, June 25, 2009 and July 14, 2009.

(g)                     the description of bebe’s common stock included in bebe’s Registration Statement on Form 8-A, filed with the SEC on June 2, 1998, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.  Our common stock is quoted on the Nasdaq Global Select Market under the symbol “bebe.”

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

bebe stores, inc.
Attention: Legal Department
400 Valley Drive

Brisbane, California 94005

or by telephoning us at (415) 715-3900.

The information contained in this Offer to Exchange about bebe should be read together with the information contained in the documents to which we have referred you.

17.                               Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements.” Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions are forward-looking statements.   Forward-looking statements include statements about our expected results of operations, capital expenditures and store openings, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange.  These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that our goals will be achieved. The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

bebe stores, inc.

September 1, 2009

SCHEDULE A

A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

Canada

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the exchange offer for eligible optionholders subject to tax in Canada. This discussion is based on the law in effect in Canada as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Please note that this discussion only addresses Canadian federal tax law.  Please consult your personal tax advisor to determine the tax consequences of the exchange offer under the provincial tax laws.

Tax Information

Option Exchange

The exchange of eligible options for replacement options should be treated as a non-taxable exchange, and there should be no recognition of income for income tax purposes or other source withholding requirements upon the grant of the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the replacement options on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). Only one-half of the spread is subject to tax (the “taxable amount”). You will be subject to tax on the taxable amount at your applicable marginal income tax rate.  You should be able to exclude one-half of the income you realize upon exercise of the option from taxation.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the replacement options.   You can defer the tax on the spread at exercise only on the first C$100,000 worth of eligible options that vest in any one year. For the purpose of calculating this limit, the value of an eligible option equals the fair market value of the shares subject to the eligible options at the time the eligible options were granted.

Regardless of whether the deferral applies, you will be subject Canada Pension Plan contributions on the taxable amount at exercise to the extent that you have not already exceeded the year’s maximum pensionable earnings.

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Sale of Shares

When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

Withholding and Reporting

If you exercise your replacement option, following such exercise, your employer will report the taxable amount to the Canada Revenue Agency (“CRA”) on your T4 slip. A copy of the T4 slip containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your replacement options.  However, where you elect to defer tax at exercise, the T4 slip will simply identify that a deferral election has been made.  Your employer will also withhold income tax on the taxable amount at exercise, unless you elect to defer tax.

You must notify your employer immediately upon exercise of your replacement options if you intend to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on the taxable amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock eligible option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

As discussed above, your employer will also withhold Canada Pension Plan contributions on the taxable amount at exercise to the extent you have not already exceeded the year’s maximum pensionable earnings.

QUEBEC NOTICE

By accepting the terms and conditions contained in the exchange offer and agreeing to participate in the exchange offer, you further agree to the following:

Each eligible optionholder in Quebec who participates in the exchange offer hereby agrees that it is the eligible optionholder’s express wish that all documents evidencing or relating in any way to the exchange offer be drafted in the English language only.

Chaque employé admissible au Québec qui souscrit à l’offre d’échange reconnaît par la présente que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à l’offre d’échange soient rédigés uniquement en anglais.

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SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
BEBE STORES, INC.

The directors and executive officers of bebe and their positions and offices as of September 1, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD

Manny Mashouf	Chief Executive Officer and Chairman of the Board of Directors
Barbara Bass	Director
Cynthia Cohen	Director
Corrado Federico	Director
Caden Wang	Director
Walter Parks	Chief Operating Officer and Chief Financial Officer
Barbara Wambach	Chief Administrative Officer
Kathy Fong-Lee	Chief Merchandising Officer, bebe Resale
Tara Poseley	President, PH8
Susan Powers	Senior Vice President, Stores
Larry Smith	Vice President, General Counsel
Amy Nichelini	Controller and Principal Accounting Officer

The address of each director and executive officer is: c/o bebe, 400 Valley Drive, Brisbane, California 94005.

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